Exhibit 4.1

                  GENERAL BUSINESS AFFAIRS CONSULTING AGREEMENT



     THIS GENERAL BUSINESS AFFAIRS CONSULTANT AGREEMENT (this "Agreement") is between David Mouery, J.D. (the "Consultant") and Raven Moon Entertainment, Inc. (the "Company"). Each of the Consultant and the Company are also referred to in this agreement as the "Parties."

     WHEREAS, the Company intends to develop a market for the Company's products and services offered from time to time by the Company (the "Products and Services") for potential customers of the Products and Services; and

     WHEREAS, the Consultant is an attorney at law and has expertise which will assist the company with its day to day operations and drafting of contracts, agreements and other correspondence; and

     WHEREAS, the Company desires to utilize the services of the Consultant to promote and develop a market for the Company's Products and Services; and

     NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

     1. Scope of Services. The Company hereby retains the Consultant to assist the company as an operations and legal services consultant to the CEO of the company on an as needed basis for the drafting of contracts for mergers, acquisitions, purchase orders, distribution agreements, licensing agreements, and all other related correspondence and assignments given to him by the company's Chief Executive Officer.

     1(a). The company and Consultant acknowledge that the Consultant may not provide legal advice to the company until such time as the Consultant has been admitted to the Florida Bar or other state bar, at which time, this Agreement will be amended to reflect the Consultant's ability to provide legal advice to the Company. Until such time, Consultant's legal services are limited to legal research, drafting and writing subject to approval and supervision of a Company attorney.

     2. Term. This Agreement shall become effective as of the date set forth on the signature page of this Agreement, and shall continue for a period of (3) years (the "Term"). Notwithstanding the foregoing, the Company or the Consultant shall be entitled to terminate this Agreement for "cause" upon 90 days' written notice, which written notice shall be effective upon mailing by first class mail accompanied by facsimile transmission to the Consultant at the address and telecopier number last provided by the Consultant to the Company. "Cause" shall be determined solely as to the violation of any rule or regulation of any regulatory agency, and other neglect, act or omission detrimental to the conduct

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of Company or the Consultant's business, material breach of this Agreement or any unauthorized disclosure of any of the secrets or confidential information of Company, and dishonesty related to independent contractor status.

     3. Compensation; Grant of Stock Option. In consideration for the services to be provided by the Consultant to the Company under the terms of this Agreement, the Company agrees to grant to the Consultant upon the execution of this Agreement

          A) $225,000.00 or 15 million free trading shares of stock to be registered in an S8 and a non-qualified stock option (the "Option") to purchase up to the number of shares (the "Shares") of the Company's common stock (the "Common Stock") as set forth below, which shall vest and be exercisable at the prices and on the terms set forth below:

               1) $300,000 option for shares of common stock @ a 50% discount from the closing "bid" price for the ten (10) trading days immediately preceding the date of exercise.

     Expiration of Options: Any options that remain unexercised as of the termination of this Agreement or the expiration of the Term shall automatically and immediately expire and no longer be of any force or effect.

Detailed terms of the Option shall be set forth in the form of Non-Qualified Stock Option Agreement between the Company and the Consultant, substantially in the form attached as Exhibit A to this Agreement. The Company agrees to register the Shares promptly after signing of this agreement for resale under the Securities Act of 1933, as amended, pursuant to a registration statement filed with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement available), pursuant to the terms of such registration set forth in the Non-Qualified Stock Option Agreement.

     5. Confidentiality. The Consultant covenants that all information concerning the Company, including proprietary information, which it obtains as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by the Consultant except for the direct benefit of the Company nor shall the confidential information be disclosed by the Consultant to any third party without the prior written approval of the Company, provided, however, that the Consultant shall not be obligated to treat as confidential, or return to the Company copies of any confidential information that (i) was publicly known at the time of disclosure to Consultant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Consultant, or (iii) is lawfully disclosed to the Consultant by a third party.

     6. Independent Contractor. The Consultant and the Company hereby acknowledge that the Consultant is an independent contractor. The Consultant agrees not to hold himself out as, nor shall he take any action from which others might reasonably infer that the Consultant is a partner or agent of, or a joint venturer with the Company. In addition, the Consultant shall take no action, which, to the knowledge of the Consultant, binds, or purports to bind, the Company to any contract or agreement.

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     7.   Miscellaneous.

          (a) Entire Agreement. This Agreement contains the entire agreement between the Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

          (b) Governing Law. This Agreement shall be construed under the internal laws of Orange County, FL., and the Parties agree that the exclusive jurisdiction for any arbitration arising from this Agreement shall be in Orange County, FL.

          (c) Successors and Assigns. This Agreement shall be binding upon the Parties, their successors and assigns, provided, however, that the Consultant shall not permit any other person or entity to assume these obligations hereunder without the prior written approval of the Company, which approval shall not be unreasonably withheld and written notice of the Company's position shall be given within ten (10) days after approval has been requested.

          (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which when taken together shall constitute one agreement.

          (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.

          (f) Voluntary Disclosure Statement. By signing this Agreement, the Consultant hereby discloses that he is a family member (son-in-law) of Joey DiFrancesco, CEO and Bernadette DiFrancesco. In addition, Consultant is the husband of Gina M. Mouery also known as "Gina D" who is principle talent of the Company.

                            (Signature Page Follows)

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     IN WITNESS WHEREOF, the Parties hereto have executed or caused this
Agreement to be executed as of the date set forth below.



Date:                                       CONSULTANT:
     --------------

                                            /s/  David D. Mouery, J.D.
                                            ----------------------------------
                                                 David D. Mouery, J.D.

                                            Address for Notices:

                                            635 Samantha Lane
                                            Lake Mary, Fl 32746

                                            COMPANY:

                                            Raven Moon Entertainment, Inc.

                                            By:  /s/  Joey DiFrancesco, CEO
                                               -------------------------------
                                                      Joey DiFrancesco, CEO


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